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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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

                                                                                                            Nine Months Ended
                                                                  Year Ended May 31,                     --------------------------
                                                 ----------------------------------------------------    February 28,  February 29,
                                                   1991       1992       1993       1994       1995          1995          1996
                                                 --------   --------   --------   --------   --------    ------------  ------------
                                                            (In thousands, except ratios)

Earnings:
     Income (loss) before income taxes . . . . . $ 40,942  $(146,828)  $203,576   $378,462   $522,084      $369,101      $337,475
     Add back: Interest expense, net of
                    capitalized interest . . . .  196,982    176,321    168,762    152,170    130,923       102,182        80,128
               Amortization of debt
                    issuance costs . . . . . . .    1,634      2,570      4,906      2,860      2,493         1,939         1,239
               Portion of rent expense
                    representative of
                    interest factor. . . . . . .  292,840    299,012    262,724    285,261    329,370       241,228       285,789
                                                 --------  ---------   --------   --------   --------      --------      --------

     Earnings as adjusted  . . . . . . . . . . . $532,398  $ 331,075   $639,968   $818,753   $984,870      $714,450      $704,631
                                                 --------  ---------   --------   --------   --------      --------      --------
                                                 --------  ---------   --------   --------   --------      --------      --------

Fixed Charges:
     Interest expense, net of
          capitalized interest . . . . . . . . . $196,982  $ 176,321   $168,762   $152,170   $130,923      $102,182      $ 80,128
     Capitalized interest      . . . . . . . . .   35,442     26,603     31,256     29,738     27,381        18,499        29,737
     Amortization of debt issuance costs . . . .    1,634      2,570      4,906      2,860      2,493         1,939         1,239
     Portion of rent expense
          representative of interest factor. . .  292,840    299,012    262,724    285,261    329,370       241,228       285,789
                                                 --------  ---------   --------   --------   --------      --------      --------

                                                 $526,898  $ 504,506   $467,648   $470,029   $490,167      $363,848      $396,893
                                                 --------  ---------   --------   --------   --------      --------      --------
                                                 --------  ---------   --------   --------   --------      --------      --------

     Ratio of Earnings to Fixed Charges. . . . .      1.0      (A)          1.4        1.7        2.0           2.0           1.8
                                                 --------  ---------   --------   --------   --------      --------      --------
                                                 --------  ---------   --------   --------   --------      --------      --------
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(A)  Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.